Exhibit 10.37

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION

AND

OPTION AGREEMENT

dated as of August 12, 2022

by and between

Q32 BIO INC.

and

HORIZON THERAPEUTICS IRELAND DAC

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ANNEXES

Annex I	Asset Purchase Agreement
Annex II	Initial Development Plan
Annex III	Patent Jurisdictions
Annex IV	Option Package
Annex V	Required Signing Third Party Consents
Annex VI	Required Post-Signing Third Party Consents
Annex VII	Development Funding Schedule

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COLLABORATION AND OPTION AGREEMENT

This COLLABORATION AND OPTION AGREEMENT (as may be amended in accordance with its terms, the “Agreement”), dated as of August 12, 2022 (the “Effective Date”), is made by and between Q32 BIO INC., a Delaware corporation (the “Company”), and HORIZON THERAPEUTICS IRELAND DAC, a company organized under the laws of Ireland (“Horizon”). Each of the Company and Horizon is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company controls assets and rights for the development, manufacture and commercialization of Compounds (as defined below) for potential use in treating patients with severe inflammatory and autoimmune diseases;

B. Upon the terms and subject to the conditions contained herein, the Company will conduct development of Compounds for selected indications in accordance with a written development plan agreed to by the Company and Horizon;

C. Horizon desires to obtain from the Company, and the Company desires to grant to Horizon, an exclusive Option (defined below), exercisable on the terms and subject to the conditions set forth herein;

D. Concurrently with the execution and delivery of this Agreement, the Company and Horizon have entered into an asset purchase agreement, in the form attached as Annex I (as may be amended in accordance with its terms, the “Asset Purchase Agreement”), which provides for the acquisition by Horizon from the Company of all rights and assets related to, or necessary for the worldwide development, manufacture, use, registration, commercialization or other exploitation of, the Compounds and Products (defined below) (the “Asset Acquisition”), if Horizon exercises the Option, on the terms and subject to the conditions set forth in this Agreement and the Asset Purchase Agreement; and

E. The board of directors of the Company has approved and declared advisable this Agreement, the Option, the Asset Purchase Agreement and the Asset Acquisition and the other Contemplated Transactions.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Abbreviated CSR” has the meaning specified in the Development Plan.

“Acquired Assets” has the meaning specified in the Asset Purchase Agreement.

“Acquired Business Contracts” has the meaning specified in the Asset Purchase Agreement.

“Acquiring Parties” has the meaning specified in Section 3.8(b).

“Acquisition Proposal” has the meaning specified in Section 8.5.

“Action” means any lawsuit, claim, hearing, enforcement, audit, investigation, lawsuit, action (including arbitration or mediation) or other regulatory, or judicial proceeding.

“Additional Excess Development Funding” has the meaning specified in Section 3.3(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (a) through direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (b) by contract.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alliance Manager” has the meaning specified in Section 2.7.

“Antibody” means any antibody or antigen binding fragment thereof (including any bispecific or multispecific antibody, single chain antibody or domain antibody) and/or similar antigen binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Asset Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Asset Purchase Closing Notice” has the meaning specified in Section 4.4(b).

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“Automatic Option Package Trigger” has the meaning specified in Section 3.7.

“BMS” has the meaning specified in Section 8.4(o).

“BMS License Agreement” has the meaning specified in Section 8.4(o).

“Breaching Party” has the meaning specified in Section 10.2(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Illinois, Ireland or Massachusetts.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as currently in effect, and as amended from time to time.

“Chairperson” has the meaning specified in Section 2.1.

“Change in Control” means, with respect to a Party, (a) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, provided that a sale of securities for bona fide fundraising purposes shall not be deemed a Change in Control for purposes of this Agreement, or (c) the sale or other transfer to a Third Party of all or substantially all of the assets of such Party and its direct and indirect subsidiaries.

“Claim Notice” has the meaning specified in Section 9.3(a).

“Clinical Trial” means any human clinical study of a pharmaceutical or biologic product.

“Clinical Trial Safety Concern Issue” has the meaning specified in Section 2.5(a).

“Closing” has the meaning specified in the Asset Purchase Agreement.

“Closing Date” has the meaning specified in the Asset Purchase Agreement.

“CMC” means chemistry, manufacturing, and controls.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble of this Agreement.

“Company Contract” has the meaning specified in Section 6.4(b).

“Company Contributors” means individuals conducting Development Program activities on behalf of the Company.

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“Company Delivery Period” has the meaning specified in Section 4.4(a).

“Company Disclosure Schedules” has the meaning specified in Article VI.

“Company Representatives” has the meaning specified in Section 11.1(a).

“Competitive Activities” means, except for activities conducted under this Agreement in accordance with the Development Plan, discovery, research, development or commercialization activities with respect to any Antibody that acts through, and is designed to specifically bind to and inhibit either [***] as its primary mechanism of action.

“Complete Final Data Set” has the meaning specified in the Development Plan.

“Compound” means the Lead Compound and all modifications, derivatives, fragments or variants thereof.

“Confidential Information” means any and all information, data or know-how (including Know-How), whether technical or non-technical, whether in oral, written, graphic, or electronic form, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”), including any Confidential Information as defined in the Confidentiality Agreements disclosed by any Disclosing Party to a Receiving Party pursuant to the Confidentiality Agreements, prior to the Effective Date. Confidential Information shall not include any information, data or know-how that the Receiving Party can demonstrate by competent written proof:

(a) was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through any action or inaction of the Receiving Party;

(b) was already known to the Receiving Party prior to its receipt from the Disclosing Party;

(c) was disclosed to the Receiving Party on a non-confidential basis by a Third Party who, to the actual or constructive knowledge of the Receiving Party, had no obligation of confidentiality to the other Party; or

(d) is developed independently by the Receiving Party as evidenced by written records and without use or knowledge of Confidential Information.

The terms of this Agreement shall be considered Confidential Information of both Parties. Documents, materials and other information which the Receiving Party obtained from the Disclosing Party regarding the Disclosing Party during the course of the negotiations leading to the Contemplated Transactions (whether obtained before or after the Effective Date), the investigation provided for herein and the preparation of this Agreement, the Asset Purchase Agreement and other related documents shall be considered Confidential Information of the Disclosing Party.

“Confidentiality Agreements” means that certain [***] and the [***] as may be amended.

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“Consideration” has the meaning specified in the Asset Purchase Agreement.

“Contemplated Transactions” has the meaning set forth in Section 6.2.

“Contract” means any written or oral contract, or agreement, including supply contracts, licenses, binding commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges, and conditional sales agreements to which the Person referred to is a Party or by which any of its assets are bound.

“Control” or “Controlled by” means, with respect to any Intellectual Property or asset, the possession by a Party of the ability (whether by ownership, license or other right) to grant access to, or a license or sublicense of, such Intellectual Property or asset without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, any Intellectual Property (including Patents) owned or licensed by a Third Party prior to the date that such Third Party becomes an Affiliate of a Party pursuant to Change in Control shall be excluded from the definition of rights “Controlled” by such Party and its Affiliates on and after the date of consummation of such transaction, except to the extent such Intellectual Property (a) was Controlled by such Party immediately prior to the consummation of such Change in Control or (b) is used by or on behalf of such Party or such Affiliate after the consummation of such Change in Control in the development, manufacture, use, commercialization or other exploitation of any Compound or Product in any country or jurisdiction.

“Deliverables” means the deliverables set forth in the Development Plan.

“Development Funding” has the meaning set forth in Section 5.2.

“Development Plan” means the written plan setting forth the development, regulatory, toxicology and manufacturing activities to be performed with respect to Compounds and Products, including the deliverables, budget (within the funding amounts set forth in this Agreement) and anticipated timelines for such activities, as such plan and budget may be updated from time to time in accordance with the terms of this Agreement, such Development Plan to be in accordance with the Company’s obligations to applicable Regulatory Authorities, ethics committees and/or institutional review boards as IND/CTA holder. The initial Development Plan is set forth on Annex II.

“Development Program” means all development, regulatory, toxicology and manufacturing activities with respect to Compounds and Products to be undertaken by or on behalf of the Company during the term of this Agreement, including all activities performed pursuant to the Development Plan.

“Effective Date” has the meaning specified in the Recitals.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Excess Development Funding” means direct costs incurred by the Company in the conduct of Development Program activities by or on behalf of the Company under the Development Plan that exceed $[***].

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“Executives” has the meaning specified in Section 2.5(a).

“Expert” has the meaning specified in Section 2.5(b).

“Expert Determination Notice” has the meaning specified in Section 2.5(b).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Final CSR” has the meaning specified in the Development Plan.

“Futility Termination Date” has the meaning specified in Section 2.5(b).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GCP” means then-current good clinical practices, standards and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice,” including related regulatory requirements imposed by the FDA, in 21 C.F.R parts 11, 16, 50, 54, 56, 58, 312, 324, 320, 511, 514, 601, 812, and 814, and comparable regulatory standards, practices and procedures promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to relevant activities hereunder.

“GLP” means then-current good laboratory practices promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

“GMP” means then-current good manufacturing practices and standards for the production of drugs and finished biologics promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600 through 680, 820, and 1271, as applicable, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

“Governmental Authority” means any United States federal, state, local, or any non-U.S. government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Horizon” has the meaning specified in the first paragraph of this Agreement.

“Horizon Group Member” means (a) Horizon and its Affiliates, (b) the directors, officers, employees, agents, attorneys and consultants of each of Horizon and its Affiliates and (c) the respective successors and permitted assigns of each of the foregoing.

“Horizon Representatives” has the meaning specified in Section 11.1(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to 21 C.F.R. Part 312, or the comparable application submitted to the applicable Regulatory Authority, including any amendments or supplements thereto.

“Interest Withdrawal Notice” has the meaning specified in Section 4.4(c).

“Interest Withdrawal Period” has the meaning specified in Section 4.4(b).

“Indemnified Party” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 9.3(a).

“Initial Excess Development Funding” has the meaning specified in Section 3.3(b).

“Initiation” means, when used with respect to a Clinical Trial, the randomization of the first patient for such Clinical Trial.

“Intellectual Property” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of Law, Contract, or otherwise:

(a) Patents;

(b) trademarks, trade names, corporate names, service marks, brand names, generic names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith;

(c) copyrights, mask work rights, moral rights, and common-law rights thereto, and all applications, registrations, and renewals in connection therewith throughout the world;

(d) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations for the foregoing;

(e) all rights in databases and data collections;

(f) all Know-How;

(g) all similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world;

(h) all inventions and rights existing in any inventions; and

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(i) all rights to sue for past, present, or future infringement, violations, or misappropriation of any of the foregoing anywhere in the world.

“Invention” means an invention, including any improvement or modification, that is made during the term of this Agreement by one or more individuals conducting Development Program activities on behalf of the Company or any of its Affiliates.

“JSC” has the meaning specified in Section 2.1.

“Know-How” means data, knowledge, trade secrets, know-how, discoveries, inventions and technical, business or other proprietary information, including materials, samples, manufacturing data, chemistry, manufacturing, and controls information, toxicological data, pharmacological data, data from preclinical, clinical or non-clinical testing or studies, assays, processes, protocols, procedures, methods, devices, designs, results, technology, platforms, formulations, regulatory filings, applications, approvals and associated correspondence, specifications, quality control testing data, customer lists, mailing lists and business plans.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation, including reasonable inquiry with relevant employees and consultants, if any, who would reasonably be expected to have knowledge of the matters in question. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Chief Scientific Officer, the Chief Medical Officer, the Vice President of Clinical Development Operations and Senior Director, Global Manufacturing (or such individuals in similarly equivalent roles), has Knowledge of such fact or other matter.

“Later Imposed Withholding” has the meaning specified in Section 5.5.

“Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law, including GCP, GMP and GLP.

“Lead Compound” means the fully humanized, high affinity anti-interleukin-7 receptor α antagonist antibody known as ADX-914, as set forth on a schedule delivered to Horizon in connection with the execution and delivery of this Agreement on the Effective Date.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, claim, encumbrance, easement, right of way, option, conditional sale, or other title retention agreement of any kind or nature. In the case of Intellectual Property that is subject to any in-license or out- license, “Lien” includes the terms and conditions of such in-license or out-license, as applicable.

“Losses” means any damages, losses, expenses, costs, settlement payments, awards, judgments, fines or penalties, including reasonable attorneys’ fees (except as set forth in Section 12.12) and any amount payable as Taxes, but except to the extent incurred or paid in connection with a Third Party Claim, “Losses” shall not include unforeseeable, exemplary, punitive, speculative, or special damages.

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“Non-Breaching Party” has the meaning specified in Section 10.2(c).

“Notice of Intent” has the meaning specified in Section 4.1.

“Notice of Intent Date” has the meaning specified in Section 4.1.

“Option” has the meaning specified in Section 4.1.

“Option Exercise Date” has the meaning specified in Section 4.4(b).

“Option Exercise Notice” has the meaning specified in Section 4.4(b).

“Option Exercise Period” has the meaning specified in Section 4.1.

“Option Fee” has the meaning specified in Section 5.1.

“Option Package” has the meaning specified in Section 3.7.

“Option Package Delivery Date” has the meaning set forth in Section 3.7.

“Option Package Review Period” has the meaning set forth in Section 3.7.

“Option Package Trigger Date” has the meaning set forth in Section 3.7.

“Option Termination Date” means the date that is 45 days after the expiration of the Option Package Review Period.

“Order” means any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority.

“Patents” means any and all (a) issued patents; (b) pending patent applications, including all priority patent applications, substitutions, continuations (in whole or in part), request for continued examination, divisions and renewals, and all patents granted thereon; (c) patents-of- addition, reissues, reexaminations, supplemental examinations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof; (d) certificates of invention and applications for certificates of invention; (e) other forms of government-issued rights substantially similar to any of the foregoing; and (f) United States and foreign counterparts of any of the foregoing.

“Permitted Liens” means (a) landlords’, materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business or deposits to obtain the release of such Liens; (b) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith; (c) purchase money or equipment Liens incurred in the ordinary course of business; and (d) other Liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Lien or imperfection.

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“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Phase 2 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 1/2” Clinical Trial, that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population.

“Phase 3 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 2/3” Clinical Trial, that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Regulatory Approval of a Product.

“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or its successor, or the Ministry of Health, Labour and Welfare.

“Post-Futility Action” has the meaning set forth in Section 2.5(b).

“Post-Futility Proceeds” means payments received by the Company from a Third Party in consideration for the transfer or license of rights to develop, commercialize or otherwise exploit any Compound or Product pursuant to a Post-Futility Action, including license fees, milestone payments, net sales revenue, and royalties, but specifically excluding (i) reimbursement of actual costs for research and development performed by the Company, (ii) reimbursement of actual costs for the manufacture or supply of Compounds or Products, and (iii) reimbursement of out-of-pocket patent expenses.

“Pre-Closing Period” has the meaning specified in Section 8.1(a).

“Pre-Existing Affiliate” has the meaning specified in Section 3.8(b).

“Pre-Existing Competitive Activities” has the meaning specified in Section 3.8(b).

“Proceeding” means any suit, claim, complaint, investigation, litigation, audit, proceeding, or arbitration by or before any Person.

“Product” means any product comprised of or containing a Compound, in any form or formulation.

“Program Technology” means the Intellectual Property Controlled by the Company or any of its Affiliates as of the Effective Date or during the Pre-Closing Period that is necessary or reasonably useful for the development, manufacture, use, commercialization or other exploitation of any Compound or Product in any country or jurisdiction.

“Proposed Publication” has the meaning specified in Section 11.2(b).

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“Prosecuted Patent” has the meaning specified in Section 3.6(b)(i).

“Publishing Notice” has the meaning specified in Section 11.2(b).

“Publishing Party” has the meaning specified in Section 11.2(b).

“Regulatory Approval” means all approvals from the relevant Regulatory Authority in a given country or regulatory jurisdiction that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a product in such country or regulatory jurisdiction, including all licenses, registrations, and pricing or reimbursement approvals.

“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical or biologic products in a given country or regulatory jurisdiction, including the FDA in the United States.

“Regulatory Filings” means any and all regulatory applications, filings, approvals and associated correspondence required or related to the development, manufacture or commercialization of any Compound or Product in any country or jurisdiction.

“Requested Option Package Trigger” has the meaning specified in Section 3.7.

“Required Signing Third Party Consents” has the meaning specified in Section 4.3(c).

“Required Post-Signing Third Party Consents” has the meaning specified in Section 8.7.

“Schedule Delivery Date” has the meaning specified in Section 4.4(a).

“Step-In Activities” has the meaning specified in Section 3.9.

“Step-In Rights” has the meaning specified in Section 3.9.

“Specified Business” means the business of the Company and its Affiliates primarily related to the Acquired Assets, including the development, manufacture and commercialization of Compounds and Products.

“Tax” (and, with correlative meaning, “Taxes”) means any all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments, and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts).

“Third Party” means any Person other than a Party hereto or an Affiliate of a Party hereto.

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“Third Party Claim” has the meaning specified in Section 9.3(a).

“Unanimous Matter” has the meaning specified in Section 2.5(b).

“Updated APA Schedules” has the meaning specified in Section 4.4(a).

“U.S.” or “United States” mean the United States of America and its territories and possessions.

“VAT” means value added tax, sales taxes, consumption taxes and other similar taxes imposed or required by applicable Law.

1.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” is used in the inclusive sense (and/or) unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. Unless otherwise indicated, all monetary amounts herein are in United States dollars.

ARTICLE II

GOVERNANCE; JOINT STEERING COMMITTEE

2.1 Joint Steering Committee Formation; Composition. Within [***] after the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”) composed of three representatives of each of the Company and Horizon, each of whom shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon written notice of such change to the other Party. The Company shall designate one of its JSC representatives as chairperson of the JSC (the “Chairperson”).

2.2 Responsibilities and Authority. The JSC’s overall responsibility shall be to encourage and facilitate ongoing cooperation and communication between the Parties regarding the Development Program and any other activities contemplated by this Agreement. Subject to the terms and conditions of this Agreement, the JSC shall have the authority to:

(a) Make decisions with respect to the following matters, which are deemed Unanimous Matters (as defined below) for purposes of this Agreement:

(i) review, discuss and approve any substantive changes or updates to the Development Plan, including the budget and timelines included in the Development Plan;

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(ii) review, discuss and approve the Company’s protocol, scope and design for any Clinical Trial of a Compound or Product contemplated by the Development Plan, and any material changes thereto;

(iii) review and approve (i) the engagement of Third Party subcontractors that are first engaged after the Effective Date to perform work related to the Development Program, or (ii) any new or additional work related to the Development Program, or in preparation for post-Development Program activities, to be performed by any Third Party subcontractor, in each case of clause (i) and (ii), in excess of $[***] in any calendar year or $[***] in the aggregate (for clarity, to the extent such amounts are related to the Development Program), including in each case of clause (i) and (ii), (A) any Third Party subcontractors responsible for process development, (B) any Third Party contract manufacturer of any Compound or Product (whether drug substance or drug product), including in preparation for Phase 3 Clinical Trials, or (C) any Third Party contract research organization that would manage any Clinical Trial of any Compound or Product;

(iv) to review and approve the acquisition or in-license by the Company of any Intellectual Property Controlled by a Third Party that is or would be reasonably likely to be necessary or reasonably useful for the exploitation of any Compound or Product; and

(v) periodically assess whether the Development Program is commercially reasonable, or scientifically or operationally viable, and determine whether the Development Program should be continued.

(b) Consider the following matters:

(i) review and discuss Development Program activities, and the results of such activities;

(ii) discuss progress reports and other information generated by the Company in performing the Development Program and request other information relating to the progress of the goals or performance of the Development Program;

(iii) review and discuss regulatory correspondences and ongoing regulatory strategy relating to any Compound or Product;

(iv) review and discuss CMC matters (including process development) relating to any Compound and Product;

(v) review and advise on filing, prosecution and maintenance strategy for Patents within the Program Technology, including any Patents arising in the Development Program; provided, that such filing, prosecution and maintenance shall be subject to the terms and conditions of the BMS License Agreement, as applicable;

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(vi) discuss and address scientific or technical issues arising in the course of the Development Program;

(vii) review on a monthly basis (which frequency can be changed by mutual agreement of the Parties) the status of the budget for the conduct of the Development Program, including actual costs incurred in performance of the Development Program as compared to the budget in the Development Plan, and the Company’s financial position;

(viii) encourage and facilitate cooperation and communication between the Parties with respect to the Development Program;

(ix) establish subcommittees, which will report to the JSC, as needed to further the purposes of this Agreement; and

(x) perform such other functions as are expressly delegated to it under this Agreement or as the Parties agree in writing.

2.3 Meetings; Minutes. The JSC shall meet, in person or by teleconference or videoteleconference, at least once per calendar quarter, or more often as unanimously agreed by the JSC members. The location of in-person JSC meetings will alternate between a location selected by the Company and a location selected by Horizon. Each Party shall be responsible for all of its own expenses of participating in JSC meetings. The Company and Horizon shall alternate responsibility for preparing definitive minutes of each JSC meeting. After each meeting, a JSC representative of the then-responsible Party shall circulate a draft of the minutes to all members of the JSC for comments within [***] after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all decisions and determinations made by the JSC at such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting, and a JSC representative of each Party shall sign any finalized minutes.

2.4 Subcommittees. The JSC shall promptly establish the following subcommittees, and may establish additional subcommittees to oversee particular projects or activities within the scope of authority of the JSC as it deems necessary or advisable: (a) a development subcommittee to perform data analysis, review and discuss the Company’s protocol, scope and design for any study or Clinical Trial, and to review and discuss other development and clinical matters, (b) an intellectual property subcommittee to oversee the filing, prosecution and maintenance strategy for Patents within the Program Technology, including any Patents arising in the Development Program, in accordance with Section 2.2(b)(v) and (c) a subcommittee to oversee CMC matters (including process development and manufacturing activities) relating to any Compound or Product as well as technology transfer matters. Each subcommittee shall consist of such number of members of each Party as the JSC determines is appropriate from time to time and shall meet at least once per month or with such other frequency as the JSC or the Parties shall determine. The subcommittees will make recommendations to the JSC, and will not have decision making authority unless expressly granted by the JSC. Any decision before a subcommittee shall require unanimous approval, including an affirmative vote of at least one representative of each Party. The Alliance Manager from each Party will attend each subcommittee meeting.

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2.5 Decision-Making; Dispute Resolution.

(a) Decisions of the JSC shall be made by unanimous vote, with the Company’s representatives on the JSC collectively having [***] and Horizon’s representatives on the JSC collectively having [***]. No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder. If the JSC cannot reach consensus with regard to any matter within its authority within [***] ([***] for any issue to be addressed by the JSC under Section 2.2(a)(ii) with respect to the handling of a material safety concern that arises in a Clinical Trial under the Development Program (the “Clinical Trial Safety Concern Issue”)) after such matter has been brought to the JSC’s attention, then such matter shall be referred to the President and Chief Executive Officer of the Company and the Chief Strategy Officer of Horizon, or their designees (the “Executives”), who will promptly meet and attempt in good faith to resolve such issue [***] ([***] for any Clinical Trial Safety Concern Issue) from the date upon which such matter is referred to them, which resolution agreed to by the Executives shall be considered a decision made by the JSC.

(b) In the event that the Executives are unable to resolve such issue within 10 days of the issue being referred to them, then, subject to Section 2.6, (i) the JSC representatives of the Company shall have the tie-breaking vote of such matters, excluding the Unanimous Matters, and (ii) the unanimous vote of the JSC will be required for any matter set forth in Section 2.2(a) (any such matter described in this clause (ii), a “Unanimous Matter”); provided that (1) regarding any [***], (A) if the JSC and Executives are unable to resolve such issue pursuant to this Section 2.5, the Company shall have final decision-making authority with respect to any decision [***]; and (2) if, under Section 2.2(a)(v), the Company believes that the continuation of the Development Program would be scientifically or operationally non-viable, but Horizon does not agree with the Company’s assessment, and the JSC and Executives are unable to resolve such issue pursuant to this Section 2.5 within the time periods contemplated hereby, (A) either Party may elect by written notice to the other Party (an “Expert Determination Notice”) to have such matter resolved by an independent Third Party expert with appropriate scientific, technical and regulatory expertise regarding the research and development of pharmaceutical products who is not and has not been at any time within the previous five years an employee, consultant, officer or director of either Party (an “Expert”) who is mutually agreed to by the Parties (provided, that if the Parties cannot agree on a mutually acceptable Expert within [***] after an Expert Determination Notice, then within [***] after the expiration of such [***] period, each of Horizon and the Company shall appoint one Expert who shall jointly select a third Expert who shall serve as the “Expert” for purposes of this Section 2.5), with such Expert directed to decide such matter by selecting either the Company’s position or Horizon’s position, and such Expert’s decision shall be binding on both Parties, (B) the costs and expenses incurred for engaging such Expert shall be borne by the Party whose position such Expert’s decision is against, (C) except as otherwise mutually agreed by the Parties, in rendering his or her decision the Expert shall apply the Judicial Arbitration and Mediation Services (JAMS) Comprehensive Arbitration Rules and Procedures and the Final Offer (or Baseball) Arbitration rules set out in Section 33 thereof, or the equivalent successor rules in effect at the time such Dispute arises, subject to the provisions of this Section 2.5, (D) any proceedings conducted by the Expert shall take place in New York, New York, and (E) if such Expert agrees with the Company on such issue, Horizon shall have a period of 60 days following

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the date such Expert issues his or her opinion to deliver an Option Exercise Notice, and if Horizon has not delivered an Option Exercise Notice within such [***] period, then this Agreement shall automatically terminate following the expiration of such [***] period (the “Futility Termination Date”). In the event that this Agreement terminates pursuant to the preceding clause (E), and (x) the Company transfers or licenses for value to a Third Party the rights to develop, commercialize or otherwise exploit any Compound or Product (except (i) as part of a Change in Control (but this exclusion will not apply if the Compound or Product and related assets constitute substantially all of the assets of the Company other than cash or investments), (ii) in connection with the termination of the BMS License without the Company’s receipt of consideration to terminate the BMS License, or (iii) as reasonably required to enable an investigator-initiated trial in which the Company does not receive any consideration other than reimbursement of actual cost for supply of Compound or Product to be used for such trial), or (y) the Company (including any Affiliate or Third Party on its behalf) engages in substantive activities to develop, commercialize or otherwise exploit any Compound or Product, in each case of (x) and (y), within the [***] period following the Futility Termination Date (a “Post-Futility Action”), the Company shall reimburse Horizon for [***]% of the Development Funding paid by Horizon to the Company under this Agreement prior to the Futility Termination Date, within [***] following the first occurrence of any Post-Futility Action; provided that (A) in the event of a Post-Futility Action described in clause (x), the Company shall use no less than [***]% of the Post-Futility Proceeds received by the Company in such Post-Futility Action (within [***] of the receipt thereof) to reimburse Horizon for such Development Funding if such reimbursement has not otherwise been made, and (B) in the event of a Post-Futility Action described in clause (y), if development of the Compound or Product is limited to the [***] field, the Company shall only be obligated to reimburse Horizon out of any revenues of the Company (including any Affiliate or Third Party on its behalf) if and when received, without the obligation to reimburse Horizon within the aforementioned [***] period.

(c) Except as expressly set forth in this Section 2.5, if there is not a unanimous vote of the JSC to approve or determine any Unanimous Matter, then such matter shall not be approved or determined, unless otherwise subsequently agreed to by the Parties or the JSC. Subject to the foregoing decision-making and dispute resolution process for decisions of the JSC within the scope of its authority and compliance with the terms of this Agreement, the Asset Purchase Agreement and the Development Plan, the Company shall be responsible for and shall have final decision-making authority with respect to its day-to-day operations and the implementation of the activities under the Development Plan.

2.6 Limitation on Authority. The JSC shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and the JSC shall not be a substitute for the rights of the Parties hereunder. Notwithstanding any other provision of this Agreement to the contrary, the JSC shall not have any right, power or authority:

(a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement;

(b) to require either Party to take any action or omit to take any action that a Party reasonably believes upon advice of counsel to be in violation of applicable Law; or

(c) to modify or amend the terms and conditions of this Agreement.

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2.7 Alliance Manager. Each Party shall appoint an individual to be the alliance manager within each Party (the “Alliance Manager”) with responsibility for facilitating communication between the Parties regarding the Development Program. The Alliance Manager of each Party may be a member of the JSC. If the Alliance Manager of each Party is not a JSC member, then the Alliance Manager may attend JSC meetings as a non-voting participant. The Alliance Manager shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes. The Alliance Manager of each Party shall make reasonable efforts during normal business hours to meet with or otherwise address reasonable questions from the Alliance Manager of the other Party, if requested, in between the meetings of the JSC or any subcommittee established by the JSC and the reports provided under Section 3.5, regarding any matters under this Agreement.

ARTICLE III

DEVELOPMENT PROGRAM

3.1 Development Plan. The Company and Horizon have agreed to the initial Development Plan set forth on Annex II as of the Effective Date. After the Effective Date, updates to the Development Plan may be regularly proposed by the Company or Horizon, and any substantive changes or updates to the Development Plan shall be subject to review, discussion and approval by the JSC as set forth in Section 2.2(a)(i).

3.2 Performance of Development Program. The Company shall perform the Development Program in accordance with the Development Plan and all applicable Laws. The Company may perform some or all of the Development Program through its Affiliates or, subject to the JSC’s approval pursuant to Section 2.2(a)(iii), as applicable, one or more Third Party subcontractors. The Company shall remain responsible for the performance by any of its Affiliates or Third Party subcontractors and the compliance of its Affiliates or Third Party subcontractors with the provisions of this Agreement in connection with such performance. The Development Program shall commence on the Effective Date and shall continue until the end of the term of this Agreement.

3.3 Funding of Development Program.

(a) Responsibilities and Costs. Horizon will provide Development Funding for the Development Program as set forth in Section 5.2. The Company shall conduct or have conducted on its behalf, at its sole expense, all Development Program activities set forth in the Development Plan, including all clinical and regulatory activities and the manufacture and supply of Compounds and Products for use in performing the Development Program, in accordance with the Development Plan. The Company (a) shall use the Development Funding expressly for activities set forth in the Development Plan and for no purpose other than conducting the Development Plan and activities expressly contemplated by the Development Plan and (b) shall not use the Development Funding to cover any payments due to BMS under the BMS License Agreement, except for, in each case of (a) and (b), any Development Funding that remains unused on the Closing Date and is not required to pay for Development Program activities set forth in the Development Plan conducted prior to the Closing Date.

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(b) Excess Development Costs. In the event that Excess Development Funding is necessary for the Company to perform activities under the Development Plan, the Company shall fund the initial $[***] of Excess Development Funding (the “Initial Excess Development Funding”). In the event that Excess Development Funding above the Initial Excess Development Funding (any necessary Excess Development Funding above the Initial Excess Development Funding, the “Additional Excess Development Funding”) is necessary or is reasonably and in good faith expected by the Company to be necessary for the Company to perform activities under the Development Plan, the Company shall provide written notice of such requirement to Horizon, with details of the amount of Additional Excess Development Funding required for such activities and the reasons such funding is necessary. To the extent such Additional Excess Development Funding is necessary or is reasonably and in good faith expected by the Company to be necessary for the Company to perform activities under the Development Plan and is needed due to factors outside of the reasonable control of the Company, and provided that the Company has otherwise complied in all material respects with its obligations under this Agreement, Horizon will share equally on a [***] basis with the Company up to a total of $[***] of such Additional Excess Development Funding (i.e., Horizon will pay the Company up to $[***] for Horizon’s share of Additional Excess Development Funding), and will pay for its share of such Additional Excess Development Funding on a quarterly basis in arrears based on the Company’s invoices for the same. The Company shall fund any Additional Excess Development Funding that is needed due to factors within the reasonable control of the Company or above $[***] in Additional Excess Development Funding on its own; provided that, if Additional Excess Development Funding beyond $[***] is needed as a result of factors outside of the reasonable control of the Company, the Parties shall discuss in good faith the funding for such amounts, provided further that Horizon shall have no obligation to pay any portion of Additional Excess Development Funding beyond $[***] in Additional Excess Development Funding, regardless of whether Horizon exercises the Option and proceeds to the Closing, except if Horizon expressly agrees to do so in writing in its sole discretion.

3.4 Regulatory Responsibilities.

(a) Regulatory Filings. Prior to any submission of a substantive Regulatory Filing to the FDA, EMA, PMDA, or any other Regulatory Authority, the Company will provide a copy of such Regulatory Filing to Horizon with reasonably sufficient time for Horizon’s review and comment, will consider in good faith any reasonable comments timely made by Horizon with respect to such Regulatory Filing, and will implement such timely comments to the extent commercially reasonable.

(b) Interactions with Regulatory Authorities. The Company shall keep Horizon informed as to material interactions with Regulatory Authorities with respect to any Product. The Company shall notify Horizon within [***] of any request for a meeting or substantive conference with a Regulatory Authority regarding any Product, including with respect to an IND submission for any Product. To the extent not prohibited by applicable Law or the Regulatory Authority, Horizon shall have the right, but not the obligation, to have up to [***] Horizon representatives attend such meeting as non-participating observers. The Company will promptly furnish Horizon with copies of all substantive correspondence submitted to a Regulatory Authority or received from a Regulatory Authority with respect to any Product, including minutes from meetings with the Regulatory Authority.

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(c) Regulatory Inspection or Audit. If a Regulatory Authority notifies the Company that it plans to conduct an inspection or audit of the Company’s facility or a facility of any Affiliate or Third Party subcontractor with regard to any Product, the Company shall notify Horizon as soon as practicable after receipt of such notification of such audit or inspection and provide Horizon with copies of any materials provided to it by the applicable Regulatory Authority. In addition, if a Regulatory Authority conducts an unannounced inspection or audit of the Company’s facility or a facility of any Affiliate or Third Party subcontractor with regard to any Product, the Company shall notify Horizon as promptly as practicable of such audit or inspection. The Company shall cooperate, and shall cause the Affiliate or Third Party subcontractor to cooperate, with such Regulatory Authority during such inspection or audit. Following any such inspection or audit, (i) the Company will provide Horizon with a copy of any inspection or audit observations of such Regulatory Authority and copies of any other written communications received from Regulatory Authorities with respect to such facilities in a timely manner after its receipt thereof, and (ii) the Company will provide Horizon with a copy of any proposed written response to any such observations or communications with reasonably sufficient time for Horizon’s review and comment, will consider in good faith any reasonable comments timely made by Horizon with respect to such proposed response, and will implement such timely comments to the extent commercially reasonable.

3.5 Reports; Records; Audit.

(a) Progress Reports. The Company shall keep Horizon reasonably informed and updated regarding Development Program activities performed by it or on its behalf, and provide Horizon such other information required under the Development Plan relating to the progress of the goals or performance of the Development Program. In addition, at least [***] ([***] with respect to reports on Clinical Trial recruitment) during the term of this Agreement, the Company shall prepare and provide to Horizon a presentation of the progress of the work performed by the Company in the course of the Development Program during the preceding period ([***]) and actual and projected costs of conducting Development Program activities against the budget in the Development Plan, and in connection with delivery of the Option Package in accordance with Section 3.7, the Company shall provide to Horizon an update to the last presentation provided (such presentation may be accomplished through presentations to the JSC). Notwithstanding the foregoing, the Company shall promptly (and in any case within [***]) notify Horizon of any material development or update regarding development Program activities, including any material research and development, clinical, CMC, pharmacovigilance and intellectual property matters. Promptly following the delivery, if any, of the Asset Purchase Closing Notice by Horizon to the Company in accordance with Section 4.4, the Company shall provide to Horizon a final written report summarizing its activities under the Development Program and the results thereof to the extent not included in reports previously provided to Horizon. At the request of Horizon in connection with or following any such presentation or the final report, the Company and Horizon shall hold a meeting, either in person at a venue agreed by the Company and Horizon or by teleconference or videoconference, to discuss Horizon’s questions regarding such presentation or final report (such meeting may be accomplished through meetings of the JSC).

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(b) Records. The Company shall maintain (or cause to be maintained) records of the Development Program, including actual costs incurred in performance of the Development Program as compared to the budget in the Development Plan, in sufficient detail and in good scientific manner reasonably appropriate for patent, quality compliance, regulatory and financial tracking purposes. Such records will reflect all work done and results achieved by or on behalf the Company in performance of the Development Program and actual and planned use of the Development Funding. All laboratory notebooks shall be maintained for no less than the term of any Patents issuing therefrom, as applicable.

(c) Audit. Horizon shall have the right, at its own expense, to (i) cause an independent, certified public accounting firm reasonably acceptable to the Company to audit the Company’s records relating to costs incurred in performance of the Development Program to confirm compliance with this Agreement, (ii) to cause a quality compliance auditor reasonably acceptable to the Company to audit the Company’s records relating to performance of the Development Program (including CMC matters relating to any Compound or Product) to confirm compliance with regulatory and quality matters, and (iii) to have a representative located at the Company’s (or its contract manufacturer’s) manufacturing facilities to monitor CMC matters (including process development) relating to any Compound or Product; provided that in the case of a contract manufacturer under this clause (iii) such right is subject to such contract manufacturer’s agreement to allow such representative on site and such representative’s compliance with any requirements established by the contract manufacturer for on-site visitors; provided, further, that in the event that a contract manufacturer allows only one person as a visitor on site, the Company’s right to a monitor on site shall be primary and Horizon’s right shall be secondary. Each such audit right may only be exercised independently during normal business hours upon reasonable prior written notice to the Company, no more than [***] (for clarity, Horizon may exercise its audit right under each of clauses (i), (ii) and (iii) within the same [***]), except with respect to any “for cause” audit, which may be conducted more than [***] during any [***].

3.6 Intellectual Property.

(a) Ownership. Inventorship of Inventions shall be determined in accordance with U.S. patent laws. The Parties acknowledge and agree that the Company shall be responsible for conducting all Development Program activities in the Development Plan and that it is not intended that Horizon will perform any research or development activities relating to the Development Program. The Company shall own (and, for the avoidance of doubt, shall be treated as owning for U.S. federal and applicable state and local income Tax purposes) all Inventions, Know-How and Patents generated or made by or on behalf of the Company or any of its Affiliates in the course of conducting Development Program activities, including all such Inventions, KnowHow and Patents generated or made by Company Contributors. In the event that Horizon exercises its step-in rights specified in Section 3.9 and conducts research and development activities under the Development Plan or the Parties otherwise agree in writing that Horizon would conduct any such activities, Horizon will own any Know-How and Patents to be generated or made by or on behalf of Horizon, provided that prior to Horizon initiating any such activities the Parties will negotiate in good faith mutually agreeable terms and conditions with respect to (i) the Company granting Horizon such rights as are necessary for Horizon to conduct Development Program activities on behalf of the Company pursuant to the Development Plan and the terms of this Agreement, and (ii) Horizon granting the Company the non-exclusive rights to use any such KnowHow or Patents generated or made by or on behalf of Horizon pursuant to this Section 3.6(a) solely for the exploitation of the Compounds and Products; provided that such rights shall terminate upon Horizon’s exercise of the Option and consummation of the Closing, or termination of this Agreement pursuant to Section 10.2(a) or by Horizon pursuant to Section 10.2(c).

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(b) Prosecution and Maintenance.

(i) The Company shall, at its own expense and using counsel of its choice (which counsel shall be reasonably acceptable to Horizon), diligently prepare, file, prosecute, and defend in a national or regional patent office (including appeals, reissues, reexaminations, interferences, and derivation, post grant review (PGR), inter partes review (IPR) and opposition proceedings) and maintain (including appeals, reissues, re-examinations, interferences, and derivation, PGR, IPR and opposition proceedings) any and all (A) Patents owned by the Company and (B) Patents otherwise Controlled by the Company with respect to which the Company controls prosecution and maintenance, in each case of (A) and (B), within the Program Technology (each, a “Prosecuted Patent”). During the term of this Agreement, the Company shall furnish to Horizon copies of documents material to preparing, filing for, prosecuting and maintaining such Prosecuted Patents and implement any commercially reasonable comments timely made by Horizon regarding such matters, subject to the terms and conditions of the BMS License Agreement. The Company agrees to use commercially reasonable efforts to pursue additional patentable Inventions ([***]), and the Company agrees to consult with Horizon prior to filing patent applications to protect any such Inventions and implement any commercially reasonable comments timely made by Horizon regarding such matters. The Company agrees to use commercially reasonable efforts to file, prosecute and maintain Prosecuted Patents and patent applications filed by or on behalf of the Company on any patentable Inventions in at least the countries and jurisdictions listed in Annex III.

(ii) If, during the Pre-Closing Period, the Company decides not to prosecute and maintain any Prosecuted Patent (or not to pursue filing a patent application on any patentable Invention), or intends to allow such Prosecuted Patent to lapse or become abandoned without having first filed a substitute patent application covering the subject matter of such Prosecuted Patent that is actively prosecuted, it shall notify and consult with Horizon of such decision or intention at least [***] prior to the date upon which the subject matter of such Prosecuted Patent shall lapse or become abandoned, or in the case of a decision not to file on a patentable Invention, at least [***] prior to the date that Company intends to publicly disclose the subject matter of such patentable Invention. Subject to the rights of any owner or licensor of such Prosecuted Patent in the case of any in-licensed Patents or Patents to which the Company has an option to obtain a license and the terms and conditions of the BMS License Agreement, Horizon shall thereupon have the right (but not the obligation) to assume the prosecution and maintenance thereof at Horizon’s own expense with counsel of its choice in the name of the owner of such Patents.

(iii) Each Party agrees to cooperate fully in the prosecution and maintenance of Prosecuted Patents under this Section 3.6(b) and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs.

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(c) Enforcement. Subject to the terms and conditions of any in-license agreements for Program Technology, including the BMS License Agreement:

(i) Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any Program Technology by a Third Party, and the Parties shall consult with each other to decide the best way to respond to such infringement.

(ii) The Company shall use commercially reasonable efforts to take action with respect to any Third Party infringements of any Program Technology. The Company agrees to keep Horizon reasonably informed of the progress with respect to such action and consider in good faith any timely suggestions by Horizon regarding such matters. The Company shall not, without the prior written consent of Horizon, enter into any compromise or settlement relating to such proceedings that (A) admits the invalidity or unenforceability of any Program Technology or (B) admits any wrongdoing by, or result in injunctive or other relief being imposed against Horizon.

(iii) If the Company decides not to act against a Third Party infringement of any Program Technology, subject to the rights of any owner of such Program Technology in the case of any in-licensed Program Technology or Program Technology to which the Company has an option to obtain a license, it shall notify Horizon in writing and Horizon may take such actions at its own cost and expense. Horizon shall not, without the prior written consent of the Company, enter into any compromise or settlement relating to such proceedings that (A) admits the invalidity or unenforceability of any Program Technology or (B) admits any wrongdoing by, or result in injunctive or other relief being imposed against the Company.

3.7 Preparation and Delivery of Option Package. The Company shall prepare and deliver to the JSC and Horizon a package of all of the data, information and other items listed on Annex IV to the extent not previously delivered or made available to Horizon (the “Option Package”) within [***] following the earlier of (a) the date of delivery of the second Complete Final Data Set (from the latter of the two completed Phase 2 Clinical Trials described in the Development Plan) (the “Automatic Option Package Trigger”), or (b) the date of the Company’s receipt of Horizon’s written notice requesting delivery of the Option Package, if Horizon elects to deliver such notice (the “Requested Option Package Trigger,” and the earlier of the date in clause (a) or (b), the “Option Package Trigger Date”). The date the Company delivers the Option Package to Horizon is referred to as the “Option Package Delivery Date”. Horizon shall have the opportunity to review and inspect the Option Package, and, when delivered, the Abbreviated CSRs from both Phase 2 Clinical Trials described in the Development Plan, if not included in the initial Option Package delivered to Horizon, from the Option Package Delivery Date (i) in the event the Option Package was delivered as a result of the Automatic Option Package Trigger, until the later of (A) the [***] following the Automatic Option Package Trigger, or (B) the [***] following the Company’s delivery of the second of the two Abbreviated CSRs to Horizon, or (ii) in the event the Option Package was delivered as a result of the Requested Option Package Trigger, until [***] after delivery of the Abbreviated CSR to Horizon (such period in clause (i) or (ii), as applicable, the “Option Package Review Period”). During the Option Package Review Period, Horizon may reasonably request from the Company and the Company shall provide (during the Option Package Review Period) to Horizon any such additional information that (1) is missing from the Option Package or (2) is either reasonably available to the Company or can be prepared expediently

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without unreasonable cost or disruption to the normal operations of the Company in order to enable Horizon to review and inspect the Option Package. In the event that the Company is required to deliver missing or additional information to Horizon in accordance with clause (1) or (2), the Option Package Review Period will be extended for an additional [***] period (or such longer period, up to [***], as reasonably requested by Horizon to accommodate its reasonable review) following the Company’s delivery of such missing or additional information to allow Horizon sufficient time to review such materials. Horizon may, in its sole and absolute discretion, exercise the Option pursuant to Section 4.1 and Section 4.4. In addition, the Company shall deliver the second of the two Final CSRs to Horizon prior to [***] after the initiation of the Interest Withdrawal Period, otherwise the Interest Withdrawal Period shall be extended until [***] after the Company’s delivery of the second of the two Final CSRs to Horizon. For clarity, regardless of the timing of the Option Package Trigger Date, the Company shall provide to Horizon the Abbreviated CSR, the Final CSR to the extent the Parties have not otherwise agreed in writing that Horizon would be responsible for generation of the Final CSR, and, except in the event that the Option Package was delivered as a result of the Requested Option Package Trigger, any other Deliverables (to the extent not previously delivered to Horizon), in each case as set forth in the Development Plan and in accordance with the anticipated timeline provided therein.

3.8 Exclusivity.

(a) During the term of this Agreement, the Company will not conduct, participate in, or fund (directly or indirectly), alone or with an Affiliate or Third Party, any Competitive Activities; provided, that the foregoing will not limit or prohibit the Company from entering into scientific consulting arrangements, in-license agreements and similar arrangements with Third Parties relating to development activities conducted in accordance with the Development Plan and subject, as applicable, to Section 2.2.

(b) In the event of a Change in Control of the Company, the exclusivity restrictions set forth in Section 3.8(a) shall not apply to any Competitive Activities of the Third Party that is the acquirer in such Change in Control or Affiliates of such Third Party (other than the Company and its Preexisting Affiliates) (collectively, the “Acquiring Parties”) that exist prior to the closing of such Change in Control (“Pre-Existing Competitive Activities”), provided, that (i) no Program Technology is used by or on behalf of the Company, its Preexisting Affiliates or the Acquiring Parties in connection with Pre-Existing Competing Activities, (ii) no Program Technology or other Confidential Information of the Company or its Preexisting Affiliates can be accessed by personnel of such Acquiring Parties involved in performing any Pre-Existing Competitive Activities, and (iii) such Acquiring Parties institute sufficient technical and administrative safeguards to ensure the requirements set forth in the foregoing clauses (i) and (ii) are met, including by creating “firewalls” between the personnel teams charged with working on any Pre-Existing Competitive Activities and any personnel teams charged with working on the activities under the Development Plan. “Preexisting Affiliate” means, with respect to the Company, any Affiliate of the Company or the Acquiring Party following such Change in Control that was an Affiliate of the Company prior to such Change in Control.

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(c) During the term of this Agreement, if Horizon conducts, participates in, or funds (directly or indirectly), alone or with an Affiliate or Third Party, any Competitive Activities, except as contemplated by this Agreement, Horizon shall (i) provide the Company with prompt written notice that Horizon is directly conducting or participating in such Competitive Activities; (ii) not allow the use of any Program Technology by or on behalf of Horizon or such Affiliate or Third Party in connection with such Competitive Activities, (iii) not allow Program Technology or other Confidential Information of the Company or its Preexisting Affiliates to be accessed by personnel of Horizon or such Affiliate or Third Party involved in performing such Competitive Activities, and (iv) cause the institution by Horizon or such Affiliate or Third Party of sufficient technical and administrative safeguards to ensure the requirements set forth in the foregoing clauses (ii) and (iii) are met, including by creating “firewalls” between the personnel teams charged with working on any such Competitive Activities and any Horizon personnel teams with access to Confidential Information regarding activities under the Development Plan.

3.9 Step-In Rights. If the Company materially breaches an obligation to perform the activities under the Development Plan, and fails to cure such material breach within [***] after written notice from Horizon requesting cure of such breach, then, without precluding Horizon’s rights to pursue all rights and remedies it may have under this Agreement, Horizon shall have the right, to the extent permitted under applicable Law, the BMS License Agreement, and any other applicable Contract to which the Company or any of its Affiliates is a party (the “Step-In Rights”), but not the obligation, to assume responsibility for performing or having performed any remaining activities under the Development Plan, but excluding any activities that would require granting Horizon a sublicense under the BMS License Agreement (collectively, the “Step-In Activities”). If Horizon exercises the Step-In Rights, the Company shall reasonably cooperate with Horizon to ensure that the Step-In Activities can be performed. Horizon shall have the right to offset any direct costs and expenses incurred by Horizon in conducting any Step-In Activities against the Consideration due to the Company, if Horizon exercises the Option pursuant to Article IV.

ARTICLE IV

OPTION; DELIVERIES

4.1 Grant of Option. The Company hereby grants to Horizon the exclusive, irrevocable option, but not the obligation, to acquire the Acquired Assets on the terms and subject to the conditions set forth in this Agreement and in the Asset Purchase Agreement (the “Option”), which Option is exercisable any time beginning on the Effective Date and ending at [***] Central Time on the Option Termination Date (the “Option Exercise Period”). At any time during the Option Exercise Period, Horizon may, in its sole and absolute discretion, deliver to the Company written notice of Horizon’s conditional intent (the “Notice of Intent”) to exercise the Option (the date of delivery of such notice, the “Notice of Intent Date”), and Section 4.4 shall apply. If Horizon exercises the Option prior to the earlier of (a) execution of a definitive agreement for a Change in Control of the Company or (b) the Company’s receipt of all Development Funding (except as stated in the next sentence), then, as a condition to the exercise of the Option, Horizon will agree to pay to the Company any Development Funding that has not been paid by Horizon prior to the Closing in accordance with the Asset Purchase Agreement. If Horizon exercises the Option after execution by the Company of a definitive agreement for a Change in Control, then Horizon will not be obligated to pay any unpaid Development Funding, if, and solely if, the Change in Control contemplated by such definitive agreement is consummated; provided that, for clarity, Horizon will not be obligated to pay any unpaid Development Funding until and unless such definitive agreement for the Change of Control is terminated without consummation of the Change of Control. The Parties acknowledge and agree that the Option shall be treated as an option for U.S. federal and applicable state and local income Tax purposes, and Horizon shall not be treated as having acquired the Acquired Assets for U.S. federal and applicable state and local income Tax purposes prior to the exercise of the Option in accordance with Section 4.4.

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4.2 Horizon’s Deliveries. Concurrently with the execution and delivery of this Agreement, Horizon is delivering to the Company the Asset Purchase Agreement, duly executed by Horizon.

4.3 The Company’s Deliveries. Concurrently with the execution and delivery of this Agreement, the Company is delivering to Horizon all of the following:

(a) a copy of (i) the Certificate of Incorporation and (ii) good standing, each as certified as of a recent date by the Secretary of the State of Delaware;

(b) a certificate signed by the Secretary of the Company and dated as of the Effective Date, in form and substance reasonably satisfactory to Horizon: (i) certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Company’s board of directors authorizing the execution and delivery of this Agreement and the Asset Purchase Agreement by the Company, and the performance by the Company of its respective obligations hereunder and thereunder and the consummation of the Contemplated Transactions, and (ii) certifying the effectiveness, accuracy and completeness of action by written consent attached to such certificate pursuant to which stockholders of the Company holding the requisite number of shares of capital stock required to approve the sale of assets under the Asset Purchase Agreement pursuant to the Certificate of Incorporation and bylaws of the Company adopted this Agreement and the Asset Purchase Agreement and approved the Option, the Asset Acquisition and the other Contemplated Transactions;

(c) the consents, waivers or approvals set forth on Annex V (the “Required Signing Third Party Consents”); and

(d) the Asset Purchase Agreement, duly executed by the Company.

4.4 Option Exercise.

(a) Within [***] (which period of time may be automatically extended by the Company for one additional [***] period upon the Company’s written notice to Horizon) following the Notice of Intent Date or such later date as mutually agreed in writing by Horizon and the Company (the “Company Delivery Period”), the Company shall prepare and deliver to Horizon, dated the date of its delivery (the “Schedule Delivery Date”), a true, correct and complete updated schedule of assets (including a schedule of all Contracts proposed to be assigned to Horizon under the Asset Purchase Agreement) and disclosures and exceptions to the representations and warranties to be made by the Company pursuant to the Asset Purchase Agreement (which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in the Asset Purchase Agreement) (the “Updated APA Schedules”), as if such representations and warranties were made as of the Schedule Delivery Date.

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(b) Subject to Section 4.4(d), Horizon shall have the right at any time before [***] Central Time on the date that is [***] following the Schedule Delivery Date, subject to extension as specified in this Section (such date, the “Interest Withdrawal Period”), to elect, in its sole discretion, to cause the Company and Horizon to consummate the Asset Acquisition by delivery to the Company of a written notice of such election (the “Option Exercise Notice”) to the Company of the exercise of the Option (the date of delivery of such notice, the “Option Exercise Date”). If the Interest Withdrawal Period does not expire before the Option Termination Date, the Option Termination Date shall be extended until the last day of the Interest Withdrawal Period.

(c) If the Company delivers the Updated APA Schedules pursuant to Section 4.4(a), at any time prior to the end of the Interest Withdrawal Period, Horizon may at its sole option deliver a written notice (the “Interest Withdrawal Notice”) to the Company stating that Horizon withdraws its Notice of Intent, and, upon delivery of the Interest Withdrawal Notice the Option shall be deemed not to have been exercised by Horizon and the Option shall remain in full force and effect until [***] Central Time on the Option Termination Date; provided that Horizon shall not be entitled to deliver more than two Interest Withdrawal Notices and provided further that the delivery of an Interest Withdrawal Notice shall not extend the Option Termination Date. If the Company delivers the Updated APA Schedules pursuant to Section 4.4(a), and if Horizon does not deliver an Option Exercise Notice by the last day of the Interest Withdrawal Period, the Notice of Intent will be deemed withdrawn at [***] Central Time on the last day of the Interest Withdrawal Period and the Option shall remain in full force and effect until [***] Central Time on the Option Termination Date, unless Horizon delivers a notice of termination of this Agreement pursuant to Section 10.2(b)(iii) concurrently with the delivery or deemed delivery of the Interest Withdrawal Notice. Horizon shall have the right to automatically extend the Interest Withdrawal Period up to [***] following written notice to the Company that Horizon, in good faith, has learned new information that raises a material concern regarding the Specified Business or the Development Program. Horizon’s delivery of a written notice to temporarily withdraw its Notice of Intent pursuant to Section 4.4(d)(i) shall not constitute an Interest Withdrawal Notice for purposes of this Section 4.4(c).

(d) Without limiting Horizon’s remedies hereunder, if the Company does not deliver the Updated APA Schedules to Horizon prior to the expiration of the Company Delivery Period, Horizon may, at its sole option;

(i) elect to temporarily withdraw its Notice of Intent by delivering written notice thereof to the Company during the [***] period following the end of the Company Delivery Period, and upon delivery of such notice the Option shall be deemed not to have been exercised by Horizon and each of the Option, the Option Termination Date and the Interest Withdrawal Period shall be extended by the number of days elapsed from the expiration of the Company Delivery Period until the date the Company delivers to Horizon the Updated APA Schedules; or

(ii) deliver an Option Exercise Notice, in which case, the Company Disclosure Schedules delivered on the Effective Date shall be deemed to be the Updated APA Schedules as of the Option Exercise Date for all purposes of this Agreement and the Asset Purchase Agreement, and all references to the Updated APA Schedules herein shall be deemed to refer to such Company Disclosure Schedules.

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(e) At or prior to the Closing, the Company and Horizon, as applicable, shall execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Asset Purchase Agreement to be executed and delivered by such Party concurrently therewith.

ARTICLE V

FINANCIAL TERMS

5.1 Option Fee. Within 15 days after the Effective Date, Horizon shall pay the Company $15,000,000 in immediately available funds to a bank account designed by the Company in writing in consideration for the Option (the “Option Fee”).

5.2 Development Funding. Horizon shall pay the Company $40,000,000 as funding of the Development Program in accordance with the Development Plan (the “Development Funding”) as provided in the schedule as Annex VII. If Horizon exercises the Step-In Rights pursuant to Section 3.9, Horizon shall have no obligation to pay the Company any Development Funding that was scheduled pursuant to this Section 5.2 to become payable after the effective date of Horizon’s exercise of the Step-In Rights. In the event Horizon delivers the Notice of Intent pursuant to Section 4.1 and has not withdrawn such notice pursuant to Section 4.4, any Development Funding that has not been paid by Horizon to the Company prior to such delivery of the Notice of Intent shall be added to the amount of the Closing Payment; except if the Company has executed a definitive agreement for a Change in Control of the Company before such delivery of the Notice of Intent, in which case Horizon shall not be responsible for any Development Funding that has not been paid by Horizon to the Company if, and solely if, the Company consummates the Change in Control contemplated by such definitive agreement; provided that, for clarity, Horizon will not be obligated to pay any unpaid Development Funding until and unless such definitive agreement for the Change of Control is terminated without consummation of the Change of Control. For U.S. federal and applicable state and local income Tax purposes, the Parties acknowledge and agree that the Development Funding is intended to be treated as payment for services provided by the Company pursuant to the Development Plan.

5.3 VAT on Payments. All payments due under this Agreement are exclusive of VAT. If any VAT is chargeable in respect of amounts payable pursuant to this Agreement, VAT shall be charged at the applicable rate required by applicable Law and the party making such payment shall pay the VAT amount on receipt of a VAT invoice in the appropriate form.

5.4 Withholding Tax; Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of payments made by Horizon to the Company under this Agreement. To the extent Horizon is required under the Code, or any other Tax Laws to deduct and withhold Taxes on any payment to the Company, Horizon shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Company an official Tax certificate or other reasonable evidence of such withholding. If any Taxes are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company. Upon Horizon’s reasonable request, the Company shall provide Horizon any Tax forms (including a United States Tax “residency certificate”, Internal Revenue Service Form W-8BEN or W-8ECI or other applicable Internal Revenue Service Form) that may be reasonably necessary

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in order for Horizon to determine whether to withhold Tax on any such payments or to withhold Tax on any such payments at a reduced rate under the Code or any other Tax Laws, including any applicable bilateral income Tax treaty. Horizon shall give reasonable support so that any withholding Tax or VAT may be minimized or avoided to the extent permitted under the applicable Laws and treaties. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or VAT.

5.5 Later Imposed Withholding. In the event that Horizon does not withhold Taxes from a payment to the Company under this Agreement, and a Governmental Authority asserts that such payment was subject to withholding Taxes, the Company agrees to indemnify Horizon for any withholding Taxes imposed on Horizon with respect to such payments (the “Later Imposed Withholding”). At Horizon’s election, (a) Horizon may offset the amount of such Later Imposed Withholding from future payments due to the Company under this Agreement or the Asset Purchase Agreement, or (b) the Company shall pay the amount of such Later Imposed Withholding to Horizon promptly upon request. Promptly following Horizon withholding any Later Imposed Withholding or the Company remitting any Later Imposed Withholding to Horizon, Horizon will (i) pay to the relevant Governmental Authority the amount of such Later Imposed Withholding; and (ii) provide evidence of such payment to the Company on a reasonable and timely basis.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The disclosure schedule of the Company (the “Company Disclosure Schedules”) shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article VI. As an inducement to Horizon to enter into this Agreement and to consummate the Contemplated Transactions, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Horizon on the Effective Date, as follows:

6.1 Due Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. The Company is duly qualified, authorized, registered or licensed to do business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, authorization, registration or licensure.

6.2 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby (the “Contemplated Transactions”), have been duly authorized by all necessary action on the part of the Company and its stockholders. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by

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Horizon, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

6.3 No Conflict, Consents. Neither the execution and delivery by the Company of this Agreement and the Asset Purchase Agreement, nor the consummation by the Company of the Contemplated Transactions, conflicts with or results in a breach of any provisions of the Certificate of Incorporation or bylaws of the Company. Neither the execution, delivery or performance by the Company of this Agreement or the Asset Purchase Agreement, nor the consummation by the Company of the Contemplated Transactions will: (a) result in the creation or imposition of any Lien on any Acquired Asset; (b) subject to the receipt of those consents, waivers, approvals, authorizations or notices referred to in Section 6.4(b), require the consent of any Person (including to maintain in full force and effect any Company Contract as a result of the Contemplated Transactions), violate or conflict with, or result in a breach of, any provision of, or constitute a default under (or, with notice or lapse of time or both, would constitute a default under) or give rise to any right of any Person other than the Company of termination or cancellation, change of control rights of any Person other than the Company, a modification adverse to the Company, a notification required to be made by the Company, an enhancement of rights of any other Person, a revocation of a grant to the Company of rights or assets, a placement into or release from escrow of any assets of the Company or acceleration of any obligation of the Company or a loss of any benefit to which the Company is entitled, in each case under any of the terms, conditions or provisions of any Company Contract; or (c) subject to the receipt, taking, or making of those consents, approvals, permits, authorization, waivers, actions, filings or notification referred to in Section 6.4(a), violate or conflict with any Law or Order applicable to the Company or to which the assets of the Company are subject or bound.

6.4 Consents and Approvals.

(a) There are no consents, approvals, permits, authorizations, waivers or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the Asset Purchase Agreement or the performance of the Company’s obligations hereunder or thereunder, other than as required by the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws.

(b) Part 6.4(b) of the Company Disclosure Schedules sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any Person (other than a Governmental Authority) that are required to be obtained or made by the Company under any Contract to which the Company is a Party or by which the Company or any of the assets of the Company are subject or bound (any such Contract, a “Company Contract”) in connection with the execution and delivery by the Company of this Agreement or the Asset Purchase Agreement or the performance of the Company’s obligations hereunder or thereunder. To the Knowledge of the Company, no condition or fact exists that would have the effect of preventing the Company from timely obtaining the Required Post-Signing Third Party Consents.

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6.5 Title to Assets. The Company and its Affiliates have, and at the Closing, the Company will deliver to Horizon, good, marketable and valid title to the Acquired Assets, free and clear of any Liens (other than Permitted Liens). The Acquired Assets include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, that are necessary to conduct the Specified Business as presently conducted, except the Acquired Assets do not include (a) a facility or any infrastructure, including equipment, software, or telecommunications or operating infrastructure, such as compliance, pharmacovigilance, quality, regulatory, legal, finance, technical operations, human resources and back-office commercial operations necessary to operate the Specified Business, (b) working capital or (c) insurance. The Company has not received notice in writing or, to the Knowledge of the Company, no Person has asserted a claim of ownership or right of possession or use in and to any of the Specified Business or the Acquired Assets, other than Permitted Liens.

6.6 No Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against or affecting the Company which has or might be reasonably expected to materially affect the Company’s ability to perform any of its obligations under this Agreement or the consummation of the Contemplated Transactions.

6.7 No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSET PURCHASE AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS (AND HORIZON ACKNOWLEDGES AND AGREES) ANY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF COMPOUNDS OR PRODUCTS.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF HORIZON

As an inducement to the Company to enter into this Agreement and to consummate the Contemplated Transactions, Horizon hereby represents and warrants to the Company on the Effective Date as follows:

7.1 Organization and Authority.

(a) Horizon is a designated activity company duly organized, validly existing and in good standing under the laws of Ireland. Horizon has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Asset Purchase Agreement, and the execution and delivery and performance by Horizon hereunder and thereunder has been duly authorized by all necessary corporate action on the part of Horizon.

(b) Each of this Agreement and the Asset Purchase Agreement have been duly executed and delivered by the Horizon and, assuming the due authorization, execution and delivery of this Agreement and the Asset Purchase Agreement by the Company, this Agreement and the Asset Purchase Agreement constitute a legal, valid and binding obligation of Horizon, enforceable against Horizon in accordance with its respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

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7.2 Consents and Approvals. There are no consents, approvals, permits, authorizations, waivers or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by Horizon in connection with the execution, delivery and performance by Horizon of this Agreement or the Asset Purchase Agreement or the performance of Horizon’s obligations hereunder or thereunder, except where the failure to obtain such consents or to make such filings or give such notice would not have a material adverse effect on Horizon’s ability to consummate the Contemplated Transactions, other than as required by the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws.

7.3 Funding. As of the Effective Date, Horizon has sufficient unrestricted cash on hand or other sources of immediately available funds to enable Horizon to make all required payments set forth in Sections 5.1 and 5.2 to the Company. Horizon represents and warrants that all funds paid to the Company shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States or any other jurisdiction.

7.4 No Proceedings. There are no Proceedings pending, or to the knowledge of Horizon, threatened against or affecting Horizon which has or might be reasonably expected to materially affect the Horizon’s ability to perform any of its obligations under this Agreement or the consummation of the Contemplated Transactions.

7.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSET PURCHASE AGREEMENT, HORIZON EXPRESSLY DISCLAIMS (AND THE COMPANY ACKNOWLEDGES AND AGREES) ANY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF COMPOUNDS OR PRODUCTS.

ARTICLE VIII

ACTION PRIOR TO THE OPTION TERMINATION

8.1 Investigation by Horizon; Information Rights.

(a) Beginning on the Effective Date through the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article X (the “Pre-Closing Period”), the Company shall afford to the officers, employees and authorized representatives of Horizon and its Affiliates (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access under the supervision of appropriate personnel of the Company during normal business hours (and subject to receipt of reasonable notice and such Persons being bound by enforceable confidentiality obligations) to the offices, properties, employees and scientific, business, financial, corporate and legal books and records of the

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Company to the extent related to the Development Program, the Acquired Assets or is otherwise reasonably necessary to enable Horizon or its representatives to evaluate whether it intends to exercise the Option and the Company shall furnish to Horizon or its authorized representatives such additional information concerning the assets, properties, operations and business of the Company pertaining to the Acquired Assets as shall be reasonably requested. Horizon agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company. Nothing herein shall require the Company to disclose any information to Horizon if such disclosure would (A) based upon the advice of counsel, cause to be waived any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty, binding agreement in effect as of the date hereof, or any confidentiality agreement in effect as of the date hereof to which the Company is a Party with respect to confidential information of the Parties thereto (other than the Company).

(b) Horizon will hold any information obtained pursuant to this Section 8.1 in confidence in accordance with, and will otherwise be subject to, the provisions of Article XI. No investigation made by Horizon or its representatives hereunder shall affect the representations and warranties of the Company under this Agreement or the Asset Purchase Agreement.

8.2 Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other of any Proceeding that shall be instituted or, to the Knowledge of the Company or the Knowledge of Horizon, as applicable, threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Asset Purchase Agreement.

8.3 Covenants of the Company During the Pre-Closing Period. At all times during the Pre-Closing Period, the Company shall:

(a) carry on and operate the Specified Business in the ordinary course (except as specifically required by this Agreement or the Asset Purchase Agreement) and use commercially reasonable efforts to (i) preserve intact the Specified Business, (ii) keep available, subject to turn-over and attrition in the ordinary course, the services of its employees and consultants and those employees and consultants of its Affiliates who conduct any Development Program activities, and (iii) preserve relationships with material suppliers, licensors, vendors and others having a business relationship with the Specified Business;

(b) conduct the Specified Business in such a manner as to comply in all material respects with applicable Laws;

(c) use commercially reasonable efforts to maintain the Acquired Assets in good operating condition and repair or restore such assets as necessary for the operation of the Specified Business in the ordinary course of business, ordinary wear and tear excepted and subject to the shelf life of any inventory;

(d) ensure that, except to the extent otherwise agreed in writing by Horizon, all employees and service providers of the Company or its Affiliates performing activities under the Development Plan have entered or will enter into written agreements with the Company or the applicable Affiliate (i) under which each such individual is obligated to maintain the

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confidentiality of the Company’s confidential information and (ii) to assign to the Company or to grant the Company an exclusive license (with the right to grant sublicenses and for sublicensees to further sublicense) for use with Products, under all right, title and interest in and to such Person’s Inventions covering the composition, manufacture or use of any Compound or Product, whether or not patentable, if any, as is reasonable and customary in agreements of that type if it is reasonably anticipated that material Inventions related to a Product will be made by such Person in performing such services for the Company; without limiting the foregoing, the Company will comply in all material respects with all applicable procedures related to assignments mandated by the applicable Laws;

(e) ensure that, except to the extent otherwise agreed in writing by Horizon and subject to applicable Laws, employees (at vice president level and above) and any service provider (who is engaged to perform a role equivalent to vice president level or above in lieu of an employee) of the Company or its Affiliate performing activities under the Development Plan enter into written agreements with the Company under which each such individual is obligated, during the term of their employment or engagement with the Company or its Affiliate not to engage in any employment or other business activities that are Competitive Activities;

(f) use commercially reasonable efforts to protect its ownership of, or rights in, all Program Technology, including Compounds or Products, and shall not make any of its trade secrets or other material Confidential Information related to Program Technology available to any other Person except (i) pursuant to written agreements requiring such Person to maintain the confidentiality of such information or (ii) to attorneys or advisors who otherwise have a legal or ethical obligation to maintain the confidentiality of such information;

(g) use commercially reasonable efforts to prosecute patent applications within, maintain issued patents within and, enforce against infringement (including not waiving any rights, and taking affirmative action to preserve any claims, to the extent the Company has the right to do so pursuant to the applicable license) Patents within or relating to the Program Technology, including Compounds or Products;

(h) prepare and maintain budgets and operating statements of expenses incurred in connection with the activities of the Company contemplated by this Agreement; and

(i) maintain, at its sole cost and expense, $[***] per occurrence and $[***] annual aggregate commercial general liability insurance and $[***] per occurrence and $[***] annual aggregate umbrella liability, as well as $[***] per event and $[***] annual aggregate, clinical trial insurance and products liability coverage (all policies must provide contractual liability coverage), and comply with the minimum insurance required in each country or jurisdiction in which it develops, manufactures, uses, commercializes or otherwise exploits any Compound or Product.

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8.4 Restrictions on Conduct of Business by the Company. Without limiting the generality of the provisions of Section 8.3, except as required by applicable Law, as expressly contemplated by this Agreement or the Development Plan, in furtherance of the Development Program, or as Horizon shall otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Affiliates not to, during the Pre-Closing Period:

(a) employ (or use any contractor or consultant that employs) any individual or entity that it knows (i) is debarred by the FDA (or subject to a similar sanction of any other applicable Regulatory Authority), (ii) is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (iii) has been charged with or convicted under applicable Laws for conduct relating to the Development Program activities, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, in each case, in the conduct of its activities under this Agreement;

(b) shall use commercially reasonable efforts to ensure that its and its Affiliates’ directors, officers, agents and employees shall not, in connection with the Company’s business, (i) use any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (ii) make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated in any material respect any provision of the OECD antibribery convention, or (iii) make any payment to any customer or supplier of the Company or give any other consideration to any such customer or supplier in respect of the Company’s business, or make any other payment in respect of the Company’s business, that violates applicable Laws;

(c) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its stockholder interests, or otherwise make any payments to any stockholder in its capacity as such as would reasonably be expected to prohibit or materially interfere with or delay the Company’s ability to perform its obligations under this Agreement (including funding of development costs) or the Asset Purchase Agreement;

(d) amend the Certificate of Incorporation or the Company’s bylaws in a manner which would prohibit or materially interfere with or delay the exercise of the Option by Horizon or the consummation of the Contemplated Transactions;

(e) voluntarily dissolve or liquidate;

(f) file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such Laws or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Company;

(g) except as approved in accordance with Section 2.2(a)(iii) by the JSC, enter into, terminate or materially extend, amend, modify or waive any right with respect to any Acquired Business Contract or any contract relating to the activities under the Development Plan that are intended or would reasonably be expected to be an Acquired Business Contract, except for purchase orders entered in the ordinary course of business and clinical trial agreements;

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(h) enter into, or amend or otherwise modify any Contract (other than Contracts with Horizon or any of its Affiliates) (i) imposing non-competition restrictions on the Company, committing the Company to exclusivity, or pursuant to which the Company grants exclusive rights or licenses, in each case, primarily related to the Acquired Assets, (ii) that would, by its terms, reasonably be expected to grant any covenant not to sue, immunity from suit or similar rights, most favored nation pricing or exclusive rights to a counterparty, in each case, relating to any Compound, Product, Program Technology or Acquired Asset following the consummation of the Contemplated Transactions, (iii) that would require, in connection with the Contemplated Transactions, the procurement of any consent, waiver or novation or provide for any material change in the obligations of any Party in connection with, or accelerate or terminate as a result of the consummation of, the Contemplated Transactions (in each case, other than in the ordinary course of business), or (iv) except as permitted under this Agreement or the Development Plan, or as approved by the JSC, that grants any Person (other than Horizon or any of its Affiliates) development, marketing or other commercialization rights of any kind or scope with respect to Products or any Program Technology or other Acquired Assets, whether or not such grant is conditional or contingent;

(i) transfer, sell, lease, license or dispose of, or mortgage or pledge, or impose any Lien (other than Permitted Liens) on, any of the Acquired Assets or other material assets used by the Company in the performance of its obligations under this Agreement (real or personal, tangible or intangible), other than the sale of obsolete equipment for immaterial amounts in the ordinary course of business;

(j) sell, lease, license, abandon, permit to lapse, or otherwise transfer, or impose any Lien (other than Permitted Liens) on, any of the Program Technology (other than nonexclusive licenses in the ordinary course of business);

(k) commence, terminate or materially modify the Clinical Trials related to the Product, other than as set forth in the Development Plan;

(l) waive or release any claims or right of material value, in each case related to any Acquired Assets or any Assumed Liabilities (as defined in the Asset Purchase Agreement);

(m) commence any material Proceeding, or settle, pay, discharge, or satisfy any Proceeding where such settlement, payment, discharge, or satisfaction would reasonably be expected to impose any restrictions or limitations upon the Acquired Assets after the Closing;

(n) incur or guarantee any indebtedness or modify existing indebtedness that would reasonably be expected to prohibit or materially interfere with or delay the Company’s ability to perform its obligations under this Agreement or the Asset Purchase Agreement;

(o) terminate, amend, or waive any right, or fail to comply with any obligations, under the License Agreement (as amended to date, the “BMS License Agreement”), dated as of September 14, 2019, between the Company and Bristol-Myers Squibb Company (“BMS”) as amended by the Letter Agreement dated October 9, 2020, Amendment 1 dated August 13, 2021, Amendment 2 dated July, 26, 2022, and Amendment 3 dated July, 26, 2022; or

(p) enter into any agreement or make any commitment, in each case, to take any action expressly prohibited by this Section 8.4.

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Nothing contained herein shall give Horizon, directly or indirectly, the right to control or direct the operations of the Company or its Affiliates prior to the Closing. Prior to the Closing, each of Horizon and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Affiliates’ respective operations.

8.5 Acquisition Proposal. During the Pre-Closing Period, the Company shall not, nor shall it authorize or permit any of its Affiliates, enter into any agreement with respect to, otherwise approve or recommend, or consummate any Acquisition Proposal with any Third Party unless such Third Party guarantees in writing the Company’s continuing obligations under this Agreement and the Asset Purchase Agreement and such Third Party (a) has a market capitalization based on the volume weighted average stock price for the 30-day period ending 30 days prior to public announcement of such Acquisition Proposal of at least 500 million United States dollars, or (b) has a tangible net worth of at least 125 million United States dollars based on a balance sheet prepared in accordance with GAAP dated as of a month ended no more than 30 days prior to the anticipated closing of such Acquisition Proposal, or (c) has cash or cash equivalents, net of aggregate indebtedness and accrued liabilities, based on a balance sheet prepared in accordance with GAAP dated as of a month ended no more than 30 days prior to the anticipated closing of such Acquisition Proposal equal to or greater than 180 million United States dollars and the Company provides to Horizon a copy of such guarantee and evidence of the satisfaction of the market capitalization, tangible net worth or balance sheet cash criteria. The Company shall advise Horizon of the execution of a definitive agreement relating to any Acquisition Proposal (i) at least [***] prior to the closing of the anticipated transaction, if the Company is not publicly traded at such time, or (ii) after public announcement of such transaction, but at least [***] prior to the closing of the anticipated transaction, if the Company is publicly traded at such time. For purposes of this Agreement, “Acquisition Proposal” means any proposal specifically relating to a Change in Control of the Company.

8.6 Financial Information. During the Pre-Closing Period, the Company shall provide to Horizon monthly statements of direct expenses incurred in the Development Program reconciled against the budget included in the Development Plan, which statements shall be provided as promptly as practicable, but in any event within 21 days after the end of each month.

8.7 Required Post-Signing Third Party Consents. Promptly, but in no event later than 60 days, after the Effective Date, the Company shall deliver to Horizon the consents or authorizations (in a form reasonably acceptable to Horizon) set forth on Annex VI (the “Required Post-Signing Third Party Consents”).

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Company.

The Company agrees to indemnify and hold harmless each Horizon Group Member from and against any and all Losses incurred by such Horizon Group Member in connection with or arising from: (a) any breach by the Company of any of its covenants or agreements, or any failure of the Company to perform any of its obligations, in this Agreement, (b) any Third Party claim or claims against any Horizon Group Member to the extent arising out of any activities conducted by or on behalf of the Company, and (c) any Later Imposed Withholding.

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9.2 Limitations. The rights of the Horizon Group Members to indemnification are subject to the following limitations:

(a) The aggregate amount which all of the Horizon Group Members will be entitled to receive for indemnification claims under this Agreement shall not exceed the total amounts actually paid by Horizon to the Company under this Agreement.

(b) The amount of any Losses incurred by any Horizon Group Member shall be reduced by any amount actually recovered by such Horizon Group Member with respect thereto under any insurance coverage (net any costs and expenses, including deductibles, costs of recovery and the amount of any insurance premium increases).

(c) Each Horizon Group Member shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification under this Article IX; provided, however, that no such Horizon Group Member shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Laws binding on such Horizon Group Member, make any insurance claims or commence litigation against any Third Party.

(d) There shall be no multiple recovery for duplicate Losses under this Agreement, or multiple recovery for duplicate Losses under this Agreement, the Asset Purchase Agreement or any Related Agreement (as defined in the Asset Purchase Agreement).

9.3 Notice of Claims.

(a) Any Horizon Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the Company (the “Indemnitor”) prompt written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (to the extent then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action or proceeding at law or suit in equity by or against a Third Party as to which indemnification will be sought (each such action or suit being a “Third Party Claim”) shall be given promptly after the action or suit is commenced; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined as set forth in Section 12.16.

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9.4 Indemnification Procedures.

(a) The Indemnitor shall have the right to conduct and control, through counsel reasonably acceptable to the Indemnified Party, the defense, compromise or settlement of any Third Party Claim as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder by delivering written notice to the Indemnified Party within 10 days after the Indemnitor’s receipt of the Claim Notice relating to such Third Party Claim, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Indemnitor in connection therewith; provided, that:

(i) the Indemnitor shall keep the Indemnified Party reasonably informed of all material events related to such Third Party Claim;

(ii) the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof; and

(iii) the Indemnitor shall not, without the prior written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Party Claim.

Notwithstanding the foregoing, the Indemnitor shall have the right to pay, settle or compromise any such Third Party Claim without such consent; provided, that such payment, settlement or compromise by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of such Indemnified Party from all liability arising out of such Third Party Claim.

(b) Notwithstanding anything in Section 9.4(a) or anything else contained herein to the contrary, the Indemnitor shall not be entitled to have sole control over the defense, settlement or compromise of any Third Party Claim: (i) that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; or (ii) in which both the Indemnitor and the Indemnified Party are named as parties and either the Indemnitor or the Indemnified Party reasonably determines with advice of counsel that there may be one or more material legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Third Party Claim; provided, that:

(i) the Indemnified Party shall keep the Indemnitor reasonably informed of all material events related to such Third Party Claim;

(ii) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(iii) the Indemnified Party shall not, without the prior written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Party Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim without such consent; provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

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9.5 Tax Treatment of Indemnification Payments. The Parties agree to treat any indemnification amount payable pursuant to this Agreement as an adjustment to the consideration paid pursuant to this Agreement to the extent permissible by applicable Law.

ARTICLE X

TERMINATION

10.1 Automatic Termination. Anything contained in this Agreement to the contrary notwithstanding, unless earlier terminated pursuant to Section 10.2 or clause (C) of Section 2.5, this Agreement will automatically terminate on the earliest to occur of: (i) the Option Termination Date, if the Option is not validly exercised prior to such date, or (ii) the Closing Date.

10.2 Early Termination. At any time prior to automatic termination of this Agreement in accordance with Section 10.1, this Agreement may be terminated:

(a) by either the Company or Horizon if the JSC determines that the continuation of the Development Program would be commercially unreasonable, or scientifically or operationally unviable; or

(b) by Horizon:

(i) upon written notice to the Company following the payment of all Development Funding to the Company;

(ii) upon [***] prior written notice to the Company, if Horizon determines in good faith that, based on (A) the feedback from FDA, (B) any clinical hold or FDA request for further information that cannot be resolved within a reasonable amount of time, or (C) any safety issue, it is commercially unreasonable, or scientifically or operationally unviable, to continue development of Compounds and Products;

(iii) concurrently with delivery of an Interest Withdrawal Notice pursuant to Section 4.4(c); or

(iv) at any time after the expiration of the Company Delivery Period if the Company has not delivered the Updated APA Schedules to Horizon prior to the expiration of the Company Delivery Period; or

(c) by the Company or Horizon (“Non-Breaching Party”) at any time in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement; provided that the right to terminate this Agreement for breach pursuant to this Section 10.2(c) shall not be available to a Party if such breach directly resulted from such Party’s breach of any of its material obligations under this Agreement; provided, further, that (i) the NonBreaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach; (ii) the Breaching Party shall have a period of [***] after such written notice is provided to cure such breach; and (iii) if such breach is not cured within such [***] period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate effective as of the expiration such [***] period.

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10.3 Effect of Termination. In the event that this Agreement is terminated pursuant to this Article X or Section 2.5, all rights and obligations of the Parties under this Agreement (other than with respect to the Company’s reimbursement obligations, and Horizon’s rights thereto, under Section 2.5, or under Article I (Definitions), Section 3.6(a) (Ownership), Section 6.7 (No Other Representations or Warranties), Section 7.5 (No Other Representations or Warranties), this Section 10.3 (Effect of Termination), Article XI (Confidentiality) and Article XII (General Provisions)) shall be terminated and automatically become void without further liability of either Party to the other; provided, however, that nothing herein shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidentiality.

(a) Non-Use and Non-Disclosure. During the term of this Agreement and for 10 years thereafter, a Receiving Party shall (i) treat in confidence Confidential Information provided by a Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, provided that Horizon may disclose Confidential Information of the Company to its counsel, accountants and financial advisors, or its and its Affiliates’ employees, consultants and subcontractors (the “Horizon Representatives”), and the Company may disclose Confidential Information of Horizon its counsel, accountants and financial advisors, its and its Affiliates’ employees, consultants and subcontractors or the Representative (as defined in the Asset Purchase Agreement) (the “Company Representatives”), in either case who have a need to know such Confidential Information for purposes related to this Agreement or the Asset Purchase Agreement and are bound by obligations of confidentiality and non-use, and (iii) not use such Confidential Information (and ensure that the Horizon Representatives or the Company Representatives, as applicable do not use such Confidential Information) other than for exercising the Receiving Party’s rights or fulfilling its obligations under this Agreement, for the purpose of evaluating the proposed Asset Acquisition as permitted by the Asset Purchase Agreement; provided, however, that after the Closing, Horizon may use or disclose any Confidential Information related to the Acquired Assets and such information shall be deemed Confidential Information of Horizon.

(b) Permitted Disclosure. Notwithstanding the obligation of non-use and nondisclosure set forth in Section 11.1(a) and Section 11.1(c), the Parties recognize the need for certain exceptions to this obligation.

(i) Court or Administrative Order. A Receiving Party shall be entitled to disclose Confidential Information of Disclosing Party to the extent that such disclosure is required to comply with a court or administrative order provided that the Receiving Party furnishes prompt notice (in no event less than 3 days), to the extent legally permissible, to the Disclosing Party to enable it to resist such disclosure.

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(ii) Press Releases. The Company shall only issue press releases related to the activities contemplated by this Agreement that have either (A) been approved by Horizon, such approval not to be unreasonably withheld or (B) are required to be issued by the Company under applicable Laws based upon advice of counsel. The Company shall provide Horizon with a draft press release at least [***] prior to its intended publication for Horizon’s review. If Horizon asks for modification, then the Company shall either make such modification or work with Horizon to arrive at a press release that Horizon approves. Notwithstanding the foregoing, each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved pursuant to this Section 11.1(b)(ii) and which do not reveal nonpublic information about the other Party. If the filing of this Agreement with the U.S. Securities and Exchange Commission or any stock exchange on which securities issued by a Party or its Affiliate are traded is required by applicable Laws, the Parties shall coordinate in advance with each other in connection with such filing and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any Governmental Authority or any stock exchange as the case may be.

(iii) Legal Requirements. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party, to the extent legally permissible, and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

(c) Terms of this Agreement. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Subject to Section 11.1(b) and except as set forth below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved by the Parties in writing for such disclosure. Each Party acknowledges that the other Party may be legally required to file this Agreement as an exhibit to its filings with an applicable securities regulator (for example, as may pertain to the U.S. Securities and Exchange Commission), subject to customary and legally permitted redaction of Confidential Information of the other Party. In addition: (i) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, pursuant to applicable Laws and stock exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, or any other stock exchange on which securities issued by either Party may be listed); provided that, such Party shall, to the extent permitted and if feasible in light of applicable time constraints, provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance (to the extent possible) of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment

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upon the proposed text (including redacted versions of this Agreement), and (ii) either Party shall have the further right to disclose the terms of this Agreement under a confidentiality obligation substantially similar to those set forth in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose), to any actual or potential sublicensee, strategic partner, collaborator, acquirer, merger partner, underwriter, investor, lender or other provider of financing, and the employees, directors, agents, consultants and advisors of any such Third Party. Notwithstanding the foregoing, the Company shall only disclose to BMS a redacted version of this Agreement and the Asset Purchase Agreement that is agreed to by the Parties in advance of such disclosure.

11.2 Publications. During the term of the Agreement, the following restrictions shall apply with respect to disclosure by either Party of Confidential Information relating to the Product in any publication or presentation:

(a) Policy Regarding Publication. The Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. The Company shall have the right to publish all studies, Clinical Trials and results thereof on the Clinical Trial registries that are maintained by or on behalf of the Company. Horizon shall not publish any studies, Clinical Trials or results thereof on its Clinical Trial registry, provided, however, that the Company’s Clinical Trial registry can be accessed via a link from Horizon’s Clinical Trial registry.

(b) Review Procedure. A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation that contains non-public information related to the Program Technology or any Compound or Product (each, a “Proposed Publication”) at least 30 days (or at 10 days in the case of oral presentations) prior to submission for publication or the applicable presentation so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such timely recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within 30 days after receipt of the copy of the Proposed Publication (or at least 10 days in the case of the Proposed Publication is an oral presentation), that such Proposed Publication (i) contains an Invention owned by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) would be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such Proposed Publication for a mutually agreeable period of time. In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such Invention, and in no event less than 90 days from the date of the Publishing Notice. Once a Proposed Publication has been mutually agreed to, no additional approvals will be required to subsequently present or publish the same information that was covered in the Proposed Publication.

11.3 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article XI shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates), including the Confidentiality Agreements, dealing with the subject of this Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

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11.4 Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that might result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article XI. If the Receiving Party becomes aware of any breach or threatened breach of this Article XI by a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a party shall be entitled to specific performance pursuant to Section 12.14.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation) or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

If to the Company, to:         Q32 Bio Inc.

Attn: Michael Broxson, CEO

830 Winter Street, 2nd Floor

Waltham, MA 02451

USA

with a required copy (which shall not constitute notice):

Goodwin Procter LLP

Attn: Kingsley L. Taft and Laurie A. Burlingame

100 Northern Avenue

Boston, MA 02210

USA

If to Horizon, to:                 Horizon Therapeutics Ireland DAC

70 St. Stephen’s Green

Dublin 2, D02 E2X4

Ireland

Attn: General Counsel

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with copies (which shall not constitute notice) to:

Horizon Therapeutics USA, Inc.

1 Horizon Way

Deerfield, IL 60015

USA

Attn: General Counsel

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

USA

Attention: Barbara Borden, L. Kay Chandler

e-mail: [***]

or to such other address as such Party may indicate by a notice delivered to the other Party hereto.

12.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either the Company or Horizon without the prior written consent of the other Party; provided, that, (a) Horizon may assign this Agreement to any of its Affiliates or to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, (b) subject to Section 8.5, the Company may assign this Agreement to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, and (c) no assignment shall relieve either Party of its obligations hereunder. Any assignment in violation of the preceding sentence will be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement; Severability. This Agreement, the Asset Purchase Agreement and their respective annexes, schedules, exhibits, and agreements referred to herein and therein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreements. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of any arbitration process or final judgment of a court of competent jurisdiction, in each case, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the arbitrators or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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12.4 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Company or Horizon from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority.

12.5 Compliance with Applicable Laws. Each Party shall comply with applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, would in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the term of this Agreement. .

12.6 Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8 Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Horizon and the Company or, in the case of a waiver, the Party waiving compliance. Except as specifically set forth herein to the contrary, no delay or omission by either Party in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either Party of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

12.9 Third Person Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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12.10 Expenses. Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

12.11 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by facsimile signature or by an electronic scan delivered by electronic mail.

12.12 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

12.13 Time is of the Essence. Time is of the essence of this Agreement and the performance of the Parties’ respective rights and obligations hereunder.

12.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of the other Party: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

12.15 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between Horizon and the Company. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. Neither Party shall treat or report the relationship arising under this Agreement as a partnership for United States Tax purposes unless required pursuant to a determination under Section 1313 of the Code.

12.16 Governing Law; Disputes.

(a) Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding (i) any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction; (ii) the United Nations Conventions on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

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(b) Referral to Executives. In the event of any dispute in connection with this Agreement, subject to the authority of the JSC and final decision-making under Section 2.5, such dispute shall be referred to the respective Executive of the Parties or their designees, for good faith negotiations attempting to resolve the dispute.

(c) Jurisdiction. Should the Executives of the Parties be unable to resolve such dispute within two months after such dispute has first been referred to them, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement. Horizon and the Company each hereby irrevocably: (i) consents to submit itself in any suit, action or proceeding arising out of or related to this Agreement or any of the Contemplated Transactions to the exclusive personal jurisdiction of the courts of the State of New York sitting in New York County, New York; (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any action arising out of or related to this Agreement or any of the Contemplated Transactions in any court other than any such court.

(d) Tolling. All time periods set forth herein shall be tolled during pendency of any dispute brought in accordance with the terms of this Agreement.

12.17 Waiver of Jury Trial. EACH OF HORIZON AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF HORIZON OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.18 Independent Contractor. No employee or representative of either Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the relationship between the Parties shall be that of independent contractors.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the as of the Effective Date.

Q32 BIO INC.

By:	/s/ Michael Broxson
Name:	Michael Broxson
Title:	CEO

HORIZON THERAPEUTICS IRELAND DAC

By:
Name:
Title:

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HORIZON THERAPEUTICS IRELAND DAC

By:	/s/ William D. Gannon
Name:	William D. Gannon
Title:	Director

Signature Page to Collaboration and Option Agreement

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Annex I

Asset Purchase Agreement

[Intentionally Omitted]

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ANNEX II

Initial Development Plan

[Intentionally Omitted]

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ANNEX III

Patent Jurisdictions

[Intentionally Omitted]

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ANNEX IV

Option Package

[Intentionally Omitted]

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ANNEX V

Required Signing Third Party Consents

[Intentionally Omitted]

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ANNEX VI

Required Post-Signing Third Party Consents

[Intentionally Omitted]

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Execution Version

ANNEX VII

Development Funding Schedule – Following Payment of the Option Fee Set Forth in Section 5.1

1.	Within 20 days after the Initiation of the Phase 2 Clinical Trial of the Compound for Atopic Dermatitis: $17,500,000

2.	Within 20 days after ordering materials for the July ‘23 GMP run: $2,000,000, not to be ordered earlier than January 1, 2023

3.	Within 20 days after the Initiation of the Phase 2 Clinical Trial of the Compound for Alopecia Areata: $17,500,000

4.	Within 20 days after completion of the non-GMP confirmation run: $3,000,000